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Exhibit 21.1

List of Subsidiaries

Subsidiary	Jurisdiction
Cherokee Electronica S.A. de C.V.	Mexico
Cherokee Europe SCA	Belgium
Cherokee Europe SPRL	Belgium
Cherokee Germany GmbH	Germany
Cherokee India Pvt. Ltd.	India
Cherokee Netherlands B.V.	The Netherlands
Cherokee Netherlands I B.V.	The Netherlands
Cherokee Netherlands II B.V. 2	The Netherlands
Cherokee Sarl	France
Cherokee U.K.	United Kingdom
Powertel India Pvt. Ltd.	India

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  Exhibit 21.1
List of Subsidiaries